Exhibit 10.2
[Pfizer Inc. Letterhead]

February 6, 2020
Confidential
Sanjeev Narula
235 East 42nd Street
New York, NY 10017
Re: Clarification and Amendment of Upjohn Retention and Incentive Program Letter
Dear Sanjeev:
As you know, Pfizer Inc. (“Pfizer”), Upjohn Inc. (“Upjohn”) and Mylan N.V. (“Mylan”), among other parties, entered into a Business Combination Agreement, dated July 29, 2019, to combine Upjohn and Mylan (the “Combination”) to form Viatris Inc. (“Viatris”). You are or will be employed by an entity that will be conveyed to Viatris in connection with the Combination and will, therefore, become a colleague of Viatris upon the Close Date.
You are also a participant in the Upjohn Retention and Incentive Program (the “Program”) established in connection with the pursuit of strategic opportunities for the Upjohn business as set forth in the letter to you regarding the Program dated June 25, 2019 (the “June Letter”). The terms of the Program are set forth in the June Letter. The terms of the June Letter continue to apply, as clarified and amended by this letter. Any terms not defined herein shall have the meanings as set forth in the June Letter.
Retention Award:
The terms provided in the section of the June Letter entitled “Retention Award” are unchanged, except to state that if you are involuntarily terminated by Upjohn or Viatris without Cause (as defined in the Pfizer Senior Leadership Council Separation Plan (the “SLC Plan”)) prior to the ninetieth (90th) day after the Close Date, you will be entitled to the Retention Award.
The Retention Award is payable in a lump sum within ninety (90) days following the Close Date (or, if earlier, within 2.5 months following the end of the taxable year in which your employment is terminated). Please note that the Retention Award will not be taken into consideration for any purpose under any pay-based benefit, compensation or severance plan or program maintained by Pfizer or Viatris. Notwithstanding anything to the contrary in this letter or in the June Letter, you will not be eligible for the Retention Award if you voluntarily resign from your employment with Pfizer, Upjohn or Viatris for any reason prior to the ninetieth (90th) day following the Close Date

(other than in connection with your transfer to Viatris), whether or not you are offered a “comparable” position (as described below).
Position Elimination/No Go Forward Role:
In the event that prior to the ninetieth (90th) day following the Close Date you are notified that you will not have a role with Viatris or are assigned or designated to a go forward role with Viatris (without your written consent) that is not “comparable” to your current position or whose main work location increases your commute by more than 50 miles relative to both your current domestic work location (e.g., New York) and current expatriate work location, if applicable, you will become an Affected Colleague, and you will be treated as described below. For purposes of determining whether a role is “comparable” for purposes of this letter, your reporting relationship and the number of direct reports as of the date of your termination of employment shall not be considered and, for the avoidance of doubt, an increase in the size and scope of your role (i.e., a promotion) shall be considered “comparable”. A position will not be considered “comparable” if it is not within the permitted relocation distance. The determination of whether a position is “comparable” or within the permitted relocation distance shall be made in good faith by a committee comprised of Viatris employees with representation by both legacy Upjohn and legacy Mylan employees (the “Administrative Committee”).
In addition, if your “comparable” job is changed within two years following the Close Date such that it ceases to be “comparable” you will also become an Affected Colleague and will be treated as described below if you choose to resign from Viatris within ninety (90) days of the job change (subject to the Cure Period, as described below).
1.Severance – If you are an Affected Colleague and you have not accepted in writing a position with Viatris, you will be entitled to severance as set forth below.
2.Repatriation – You will be repatriated to your home location by Viatris on terms consistent with the terms of the Pfizer Expatriate Program and the June Letter.
3.Continued Employment – In consideration for the increase in severance as set forth below, the Continued Employment provision of the June Letter is eliminated.
Acceptance of a New Role with Pfizer:
In consideration for the increase in severance benefits as set forth below, Pfizer has agreed that, without the permission of Viatris, it will not solicit or offer to hire or hire you prior to the later of the second anniversary of (A) the Close Date and (B) in the case of any severance-qualifying separation hereunder, the date of your separation from Viatris (such applicable period, the “Restriction Period”). For purposes of clarity, acceptance of a role with Pfizer (with permission of Viatris, as required) after your termination from Viatris will have no impact on your rights to severance or the Retention Award from Viatris.
Severance:

The section of the June Letter entitled “Severance” is hereby deleted and replaced with the following:
If you (A) are not assigned or designated to a position with comparable scope, responsibilities and pay by Viatris within ninety (90) days following the Close Date; or (B) are involuntarily separated from service (including from any position that you have accepted in writing, whether or not such position is comparable) by Viatris other than for Cause within two (2) years following the Close Date, you will be eligible for severance to be paid by Viatris equal to two (2) times the sum of: (i) your base salary as of the date of termination (without regard to any reduction in your base salary entitling you to terminate service and receive severance pursuant to this paragraph) and (ii) the highest annual bonus paid by Pfizer, Upjohn or Viatris in respect of the four calendar years preceding the date of termination (even if paid in a later year). In addition, and for the avoidance of doubt, any Viatris long-term incentive award granted to make up for your Pfizer long-term incentive awards that are forfeited on the Close Date shall vest upon a severance-qualifying termination of employment. For purposes of this letter, an involuntary separation from service other than for Cause will include your resignation effective between ninety (90) days and two (2) years following the Close Date due to a change in the terms and conditions of your employment with Viatris without your written consent such that your position is no longer “comparable”, provided that you provide written notice to Viatris of the existence of the condition or conditions causing your position not to be “comparable” within ninety (90) days following the initial existence of such condition or conditions, specifying in reasonable detail the condition or conditions, and Viatris will have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition or conditions. If Viatris fails to remedy such condition or conditions during the Cure Period, your separation from service with Viatris must occur, if at all, within thirty (30) days following the expiration of the Cure Period (or, if later, on the ninetieth (90th) day following the Close Date).
Severance will be payable by Viatris consistent with the terms of (including the timing contemplated by) the SLC Plan or successor plan established by Viatris to assume/administer severance benefits to legacy Pfizer/Upjohn colleagues. All interpretations hereunder will be determined by the Administrative Committee. In addition, for all purposes under this letter, the receipt of any severance benefits is subject to your execution and non-revocation of a release agreement waiving claims relating to your employment with Upjohn, Viatris and Pfizer and in a form prescribed by Viatris (the “Release”), provided that such Release will not include restrictive covenants more restrictive than those to which you are otherwise subject in connection with your employment with Pfizer and/or Viatris.
If you are a non-U.S.-based Affected Colleague, the aforementioned terms will apply, except that the severance payable will be reduced by the value of any local severance, separation benefits and/or severance indemnity paid pursuant to local law and policy. In the event that such local severance benefits are greater than benefits otherwise payable to you under this letter, you will receive the full value of the local severance benefits but no additional severance pursuant to this letter, in exchange for your execution of the Release. Nothing in this letter is intended to provide duplication of benefits.

Upon your termination from Viatris you may not provide services (as an employee or consultant) to Pfizer during the Restriction Period without the permission of Viatris Head of Human Resources. If Viatris gives you permission to provide services to Pfizer before the end of the
Restriction Period, your severance will not be impacted although the timing of receipt of certain Pfizer benefits, as determined by Pfizer’s SVP Total Rewards in consultation with Pfizer Legal, may be impacted.
Section 409A Compliance:
This letter and the June Letter are intended to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A will be paid under the applicable exception. All payments to be made upon a termination of employment under this letter or the June Letter may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter or the June Letter, and to the extent required by Section 409A, any payment that may be paid in more than one taxable year (depending on the time that you execute the Release) will be paid in the later taxable year.
Notwithstanding any other provision of this letter or the June Letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter or the June Letter during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die between the date of your separation from service and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date and 30 calendar days after the date of your death.
Please sign below to express your acceptance of the terms and conditions set forth in this letter and return it to me.
This letter is not intended to set forth all of the terms and conditions of your employment with Pfizer or Viatris, and except as otherwise set forth herein, the June Letter remains in full force and effect.

Please feel free to call me with any questions you may have.
Sincerely,

/s/ Steve Pennacchio
Steve Pennacchio
SVP – Total Rewards Pfizer Inc.

Agreed and Accepted:

/s/ Sanjeev Narula__________________	__February 6, 2020__________
Sanjeev Narula	Date